Exhibit 5.1

June 25, 2026

Keurig Dr Pepper Inc.

6425 Hall of Fame Lane

Frisco, Texas 75034

Re:	Keurig Dr Pepper Inc. Post-Effective Amendment to Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Prior Registration Statement”) of Keurig Dr Pepper Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on August 27, 2019, registering the offering of up to 27,425,720 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), available for issuance under the Company’s Omnibus Stock Incentive Plan of 2019 (the “2019 Plan”).

Pursuant to the terms of the Company’s Omnibus Stock Incentive Plan of 2026 (the “2026 Plan”), any shares of Common Stock that are subject to or underlie awards granted under the 2019 Plan which expire or for any reason are cancelled, terminated, forfeited, fail to vest, or for any other reason are not paid or delivered in shares under the 2019 Plan following June 18, 2026, except for the shares surrendered or withheld as payment of the exercise price of an award and/or withholding taxes in respect of such an award, will be available for issuance under the 2026 Plan (such shares of Common Stock, collectively, the “Rollover Shares”).

We have examined the Post-Effective Amendment No. 1 to the Prior Registration Statement (the “Amendment”) to be filed with the Commission pursuant to the Securities Act in connection with the offering by the Company of such Rollover Shares that may become available for issuance under the 2026 Plan.

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the 2026 Plan that would expand, modify or otherwise affect the terms of the 2026 Plan or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue Suite 2100  |  Dallas, TX 75201-2923  |  T: 214.571.3100  |  F: 214.571.2900  |  gibsondunn.com

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Rollover Shares, when issued and sold in accordance with the terms set forth in the 2026 Plan, as applicable, and against payment therefor in accordance with the terms of the 2026 Plan, and when the Amendment has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render this opinion. This opinion is limited to the effect of the current state of the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Amendment, and we further consent to the use of our name in the Prior Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

Gibson, Dunn & Crutcher LLP